EXHIBIT 3.2

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:47 PM 05/03/2013

Filed 04:47 PM 05/03/2013

SRV 130526046 – 3830078 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Universal Capital Management, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

First:  That the name of this corporation (the "Corporation") is Universal Capital Management, Inc.

Second:  That the certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on August 16, 2004 (the "Certificate of Incorporation").

Third: The Board of Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted the following amendments to the Certificate of Incorporation:

Fourth: That Article FOURTH of the Certificate of Incorporation is amended to read, in its entirety, as follows:

“Fourth: The total number of shares of stock that the Corporation shall have authority to issue is Sixty Million (60,000,000) shares of Common Stock, one-tenth of one cent ($0.001) par value per share.”

Fifth:  That, by written consent executed in accordance with Section 228 of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon, and the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, was given written notice of the proposed amendment to the Certificate of Incorporation and voted in favor of the adoption of the amendment to the Certificate of Incorporation. The necessary number of shares, as required by statute, were voted in favor of the amendment.

Sixth:  That said amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 30th day of April 2013.

UNIVERSAL CAPITAL MANAGEMENT, INC.

By:_/s/ Michael D. Queen _____

Michael D. Queen,

     Chief Executive Officer